MillerKnoll Strengthens Leadership for Next Era of Growth; Appoints John Hoke as Board Chair and Names Jeff Stutz Chief Operating Officer

ZEELAND, Mich., September 5, 2025 — MillerKnoll (NASDAQ: MLKN), a growth-oriented small-cap value company in the industrial and consumer sectors, today announced two significant leadership appointments that underscore the company’s commitment to growth, design innovation, and operational excellence. The Board of Directors has appointed John Hoke as Board Chair, effective October 13, 2025, following current Chair Mike Volkema’s decision to retire at the end of his term after serving on the Board for 25 years. In addition, Jeff Stutz has been named Chief Operating Officer, effective September 8, 2025, continuing to report directly to Andi Owen, President and CEO of MillerKnoll.

“On behalf of the entire company and our associates around the globe, I extend our gratitude to Mike for his dedication and commitment to MillerKnoll,” said Andi Owen, President and CEO of MillerKnoll. “He has steered the Board through important milestones and been an invaluable resource to me and our Company for many years.”

“I look forward to continuing to collaborate with John in his new role as Board Chair,” Owen added. “John is a dynamic leader who has brought extensive design thinking and brand management expertise to our Board. His insights and guidance will be key as MillerKnoll continues to grow both our retail and contract channels.”

“I’m honored to accept this role at MillerKnoll, a company committed to using design to create a better world for its associates, customers, and shareholders around the globe,” said John Hoke. “The collective of design-driven brands at MillerKnoll continue to transform and shape how we use the spaces where we live, work and play. I look forward to the next era of exciting opportunities for the Company.”

Hoke has served on the MillerKnoll Board since 2005. A pioneering force in design and innovation, he has spent more than 30 years at Nike Inc., most recently as Chief Innovation Officer, after serving as the company’s first Design Officer for 15 years. Hoke has championed sustainability and “quantum creativity” to help Nike envision new possibilities for unlocking human potential. He holds a B.Arch. from Penn State University, an M.Arch. from the University of Pennsylvania, and a certificate from the Executive Program at Stanford University of Business.

MillerKnoll’s Board includes eleven members with long tenure in the contract furnishings, retail and manufacturing industries as well as expertise in AI, architecture, financial services, healthcare, hospitality, and technology.

As part of today’s announcements, MillerKnoll also named Jeff Stutz as Chief Operating Officer. Stutz has served as Chief Financial Officer since 2015 and helped the company navigate periods of macroeconomic challenge and opportunistic growth, including Herman Miller’s acquisition of Knoll, Inc. in 2020. In addition to his CFO responsibilities, he has served as President of Geiger DatesWeiser since 2024. Since joining Herman Miller in 2001, he has held leadership roles including Treasurer, Chief Accounting Officer, Head of Investor Relations, and Corporate Controller.

In his new role, Stutz will assume responsibility for MillerKnoll’s International Contract Business, global manufacturing and distribution operations, and the company’s Europe-based brands, including HAY, Muuto, Colebrook Bosson Saunders (CBS), and NaughtOne. He will focus on growing the International Contract and Group brands through the company’s robust dealer ecosystem and optimizing MillerKnoll’s manufacturing operations around the globe.

“Jeff has impacted nearly every corner of our business during his incredible 25-year career. We are extremely grateful for his contributions,” stated Owen. “This transition will be seamless for our customers, dealers, employees, and shareholders. It supports our strategy to leverage our global network of operations facilities and design-driven brands to support the needs of our customers.”

Kevin Veltman, Senior Vice President of Finance, will serve as interim Chief Financial Officer while a search is underway to fill the CFO role. During his 10 years at the company, Veltman has served in a variety of leadership roles including Senior Vice President and Integration Lead for the acquisition of Knoll, and Vice President, Finance and Treasurer, with responsibility for investor relations, treasury, corporate financial planning and analysis, operations finance, product finance, tax, and shareholder services.

About MillerKnoll
MillerKnoll is a global collective of design brands built on the foundation of two icons of modernism: Herman Miller and Knoll. The portfolio also includes furniture and accessories for commercial and residential spaces from Colebrook Bosson Saunders, DatesWeiser, DWR (Design Within Reach), Edelman, Geiger, HAY, HOLLY HUNT, Knoll Textiles, Maharam, Muuto, NaughtOne, and Spinneybeck | FilzFelt. Guided by a shared purpose—design for the good of humankind—MillerKnoll generates insights, pioneers innovations, and champions ideas to better align spaces with how people live, work, and gather. In fiscal year 2025, the company generated net sales of $3.7 billion. For more information, visit millerknoll.com.

For further information:
Investors: investor@millerknoll.com
Media: media_relations@millerknoll.com